-------------------------                                                                             ------------------------------
         FORM 5                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION                        OMB Approval
-------------------------                            WASHINGTON, D.C. 20549                           ------------------------------
[ ] Check box if no                                                                                    OMB Number:        3235-0362
    longer subject to                                                                                  Expires:    January 31, 2005
    Section 16. Form 4                 ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             Estimated average burden
    or Form 5 obligations                                                                              hours per response.......1.0
    may continue. See                                                                                 ------------------------------
    Instruction 1(b).       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
[ ] Form 3 Holdings           Section 17(a) of the Public Utility Holding Company Act of 1935 or
    Reported                          Section 30(f) of the Investment Company Act of 1940
[X] Form 4 Transactions
    Reported

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1.  Name and Address of Reporting Person*    2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)

    Sorkin        Eric          L.           Immtech International Inc., NASDAQ "IMMT"       [X] Director        [ ] 10% Owner
    ---------------------------------------  ----------------------------------------------  [ ] Officer (give   [ ] Other (specify
    (Last)        (First)       (Middle)     3. I.R.S. Identification  4. Statement for                   title             below)
                                                Number of Reporting       Month/Year                      below)
                                                Person, if an entity      February 2002
     c/o Immtech International Inc.,            (Voluntary)
     One North End Avenue, Suite 1111
    ---------------------------------------                            -------------------------------------------------------------
                  (Street)                                             5. If Amendment,      7. Individual or Joint/Group Reporting
                                                                          Date of Original            (Check Applicable Line)
                                                                          (Month/Year)       [X] Form Filed by One Reporting Person
    New York        NY          10282                                                        [ ] Form Filed by More than One
    ---------------------------------------                                                      Reporting Person
    (City)        (State)        (Zip)

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                          TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security      2. Trans-   3. Transaction    4. Securities Acquired (A)  5. Amount of      6. Ownership    7. Nature of
   (Instr. 3)                action      Code (Instr.      or Disposed of (D)          Securities        Form:           Indirect
                             Date        8)                (Instr. 3, 4 and 5)         Beneficially      Direct (D)      Beneficial
                             (Month/                                                   Owned at end      or Indirect     Ownership
                             Day/                                                      of Issuer's       (I)             (Instr. 4)
                             Year)                                                     Fiscal Year       (Instr. 4)
                                                                                       (Instr. 3
                                                                                        and 4)
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                                                        Amount  (A) or (D)   Price
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*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                         PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
                         REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
                                                                                                                         Page 1 of 2
                                                                                                                    SEC 2270 (01-02)

FORM 5 (continued)
                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title  2. Conver-  3. Trans-  4. Trans- 5. Number of   6. Date       7. Title      8. Price 9. Number  10. Owner-  11. Nature of
   of        sion or     action     action    Derivative     Exer-         and           of       of          ship of     Indirect
   Deriv-    Exercise    Date       Code      Securities     cisable       Amount        Deriv-   Deriv-      Deriv-      Beneficial
   ative     Price of    (Month/    (Instr.   Acquired (A)   and Expir-    of            ative    ative       ative       Ownership
   Secu-     Deriv-      Day/       8)        or Disposed    ation         Under-        Secu-    Secu-       Security:   (Instr. 4)
   rity      ative       Year)                of (D)         Date          lying         rity     rities      Direct
   (Instr.   Security                         (Instr. 3,     (Month/       Securi-       (Instr.  Benefi-     (D) or
   3)                                         4, and 5)      Day/          ties          5)       cially      Indirect
                                                             Year)         (Instr.                Owned       (I)
                                                                           3 and 4)               at End      (Instr.
                                                                                                  of          4)
                                                                                                  Year
                                                                                                  (Instr.
                                                                                                   4)
                                    ---------------------------------------------------
                                           (A)     (D)  Date     Expir-  Title   Amount
                                                        Exercis- ation           or
                                                        able     Date            Number
                                                                                 of
                                                                                 Shares
                                   ----------------------------------------------------
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Common Stock    $4.75     12/19/01    A4   27,000        Immed. 12/18/06  Common 27,000   -0-     27,000        D
Options                                                                   Stock
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Series A        $4.42     02/14/02    P     3,600        Immed.           Common  3,600   $25.00   3,000        D
Convertible                                                               Stock
Preferred
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Common Stock    $6.00     02/14/02    P     9,000        Immed. 2/14/07   Common  9,000   -0-    255,155        D
Warrants                                                                  Stock
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Explanation of Responses:


                                                         /s/ Eric L. Sorkin                                         3/7/02
                                                     ------------------------------------------          ---------------------------
                                                         ** Signature of Reporting Person                            Date

**    Intentional misstatements or omissions of facts constitute Federal
      Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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                                                                                                                    SEC 2270 (01-02)